Exhibit 2

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

The Participants (as defined below) intend to file a definitive proxy statement and accompanying proxy card with the Securities and Exchange Commission (the “SEC”) to be used in connection with the 2026 annual meeting of stockholders of Vail Resorts, Inc. (the “Company”). All stockholders of the Company are advised to read the proxy statement and any other relevant documents filed by the Participants with the SEC when they become available, as they will contain important information, including information relating to the Participants. The proxy statement and other relevant documents will be available at no charge on the SEC’s website at www.sec.gov.

The “Participants” in the proxy solicitation are expected to be Oasis Management Company Ltd. (“Oasis Management”), (ii) Oasis Investments II Master Fund Ltd. (the “Oasis Fund”), (iii) Seth Fischer (“Mr. Fischer,” and together with Oasis Management and the Oasis Fund, the “Oasis Parties”), (iv) Robert A. Chapek, (v) M. Ashton Hudson (“Mr. Hudson”), (vi) Bryce Roberts, and (vii) Picabo Street.

As of the date hereof, the Participants may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), in the aggregate, 2,200,366 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). The Oasis Fund directly holds 2,199,016 shares of Common Stock. Oasis Management may be deemed to beneficially own the 2,199,016 shares of Common Stock held by the Oasis Fund by virtue of it being the investment manager of the Oasis Fund. Mr. Fischer may be deemed to beneficially own the 2,199,016 shares of Common Stock held by the Oasis Fund by virtue of the fact that he supervises and conducts all investment activities of Oasis Management, including all investment decisions with respect to the assets of the Oasis Fund. Mr. Hudson may be deemed to beneficially own 1,350 shares of Common Stock, as to which he has sole voting and dispositive power. None of the other Participants own any securities of the Company as of the date hereof. The Oasis Parties expressly disclaim beneficial ownership of the shares of Common Stock beneficially owned by Mr. Hudson, and Mr. Hudson expressly disclaims beneficial ownership of the shares of Common Stock beneficially owned by the Oasis Parties.

The Oasis Fund has entered into notional principal amount derivative agreements in the form of cash-settled swaps (“Cash-Settled Swaps”) that provide notional economic exposure to an additional 477,714 shares of Common Stock. Such Cash-Settled Swaps provide the Oasis Fund with economic results that are comparable to the economic results of ownership of shares of Common Stock but do not provide the Oasis Fund with the power to vote or direct the voting or dispose of or direct the disposition of such shares that are referenced in Cash-Settled Swaps.